Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Action 2022 Shareholding Plan of Sanofi, of our reports dated February 23, 2022, with respect to the consolidated financial statements of Sanofi and the effectiveness of internal control over financial reporting of Sanofi, included in its Annual Report (Form 20-F) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young et Autres

Paris-La Défense, France

May 18, 2022